Exhibit (i)
March 26, 2009
Atlantic Whitehall Funds Trust
4400 Computer Drive
Westborough, Massachusetts 01581

Re:	Atlantic Whitehall Funds Trust (File Nos. 033-83430 and 811-08738)
Ladies/Gentlemen:
We have acted as counsel for Atlantic Whitehall Funds Trust (the “Trust”), a trust duly organized and validly existing under the laws of the state of Delaware, in connection with Post-Effective Amendment No. 33 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of common shares of beneficial interest of the Growth Fund, the Mid-Cap Growth Fund, the Multi-Cap Global Value Fund, the International Fund and the Equity Income Fund (together, the “Funds”) of the Trust (the “Shares”). We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Trust Instrument and its By-Laws, each as amended to date.
Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to Post-Effective Amendment No. 33 to the Registration Statement will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in Post-Effective Amendment No. 33 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about March 26, 2009 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.
Very truly yours,
/s/ Dechert LLP
Dechert LLP